Exhibit 99.03

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EDITED TRANSCRIPT
AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

EVENT DATE/TIME: APRIL 30, 2014 / 12:00PM  GMT

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

CORPORATE PARTICIPANTS
 Andrea Prochniak AllianceBernstein Holding L.P. - Director of IR
 Peter Kraus AllianceBernstein Holding L.P. - Chairman and CEO
 John Weisenseel AllianceBernstein Holding L.P. - CFO
 Jim Gingrich AllianceBernstein Holding L.P. - COO

CONFERENCE CALL PARTICIPANTS
 James Howley Sandler O'Neill Asset Management - Analyst
 Steve Fullerton Citigroup - Analyst
 Cynthia Mayer BofA Merrill Lynch - Analyst
 Craig Siegenthaler Credit Suisse - Analyst
 Andrew Donnantuono Keefe, Bruyette & Woods - Analyst
 Marc Irizarry Goldman Sachs - Analyst

Operator

Thank you for standing by and welcome to AllianceBernstein's first-quarter 2014 earnings review.

(Operator Instructions)

As a reminder, this conference is being recorded and will be available for replay for one week. I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Ms. Andrea Prochniak. Please go ahead.

Andrea Prochniak - AllianceBernstein Holding L.P. - Director of IR

Thank you, Lisa. Hello and welcome to our first-quarter 2014 earnings review. This conference call is being webcast and accompanied by a slide presentation that is posted in the Investor Relations section of our website. Our Chairman and CEO, Peter Kraus; CFO, John Weisenseel; and COO, Jim Gingrich will present our financial results and take questions after our prepared remarks.

Some of the information we present today is forward-looking and subject to certain SEC rules and regulations regarding disclosure so I like to point out the Safe Harbor language on slide 1 of our presentation. You can also find our Safe Harbor language in the MD&A of our 2013 Form 10-K and in our first-quarter 2014 Form 10-Q, which we filed this morning.

Under Regulation FD, Management may only address questions of a material nature from the investment community in a public forum, so please ask all such questions during this call. We are also live tweeting today's earnings call. You can follow us on Twitter using our handle @AllianceBernstn. Now, I will turn the call over to Peter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Thanks, Andrea, and thank you all for joining us for our first-quarter earnings call. Let me start with a Firm-wide overview on slide 3. I will get into more detail as I review our channel-specific results, but overall, I would say that our results for the quarter do not depict the strong underlying momentum we are seeing across our businesses.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Our institutional client activity levels were the highest and most diverse we've seen in years. Retail channel sales increased in most regions and private client flows were at multi-year highs. Yet, as you can see here, gross sales were flat with the prior quarter and down nearly $9 billion from last year's first quarter, a time when were still enjoying near record sales in Asia ex-Japan's retail fixed income.

Net flows were negative $4.4 billion, mostly the result of two large institutional redemptions during the quarter. These outflows carried half the average realization rate of our overall Firm. We finished the quarter with higher AUM, as market appreciation of $8.1 billion more than offset outflows. The quarter also saw net new flows to areas like to US taxable and tax-exempt fixed income, alternatives, and US active equities. Average AUM for the quarter was higher versus prior periods, as well.

Turning to slide 4, you can see our quarterly flow trends across channels. I mentioned earlier that we had a couple of large institutional redemptions during the quarter -- one fixed income and one low fee passive service. These drove the $3.8 billion in outflows from the channel.

In retail, our flows improved sequentially in the first quarter. Net outflows of $1.1 billion were less than one-third the prior quarter total, reflecting a very strong quarter in US retail, as well as the success of our new product launches in Asia ex-Japan and stabilizing redemptions in our flagship retail fixed income products in that region. In Private Client, net flows turned positive in the quarter for the first time since early 2008.

Let's spend some time on our businesses beginning with institutions on slide 5. The top half of this slide is where you can see the disconnect between our client activity levels and the actual fundings during the quarter. Even as first-quarter 2014 gross sales declined sharply versus the first quarter of 2013, RFP activity increased by 38% with growth in every major asset class. In fact, it was the highest our RFP activity has been since the second quarter of 2008.

Equity RFP activity more than doubled year-on-year, with particular strength in small and smid-cap select equities and Concentrated Growth strategies, our new service that came over with WP Stewart. The question I'm asked most often by investors is, how are your relationships with consultants? I've always said that, even in the toughest times, consultants have been willing to talk to us to hear about our investment discipline and market insights.

Today, rather than just hearing us out, more consultants are seeking us out, asking us to update their databases, participate in searches and compete in finals. In fact, we did about 40% of last year's total US-led consultant activity in the first quarter of this year alone. Bottom half of this slide shows how this level and diversity of client and consultant activity is translating to our pipeline.

We finished the quarter with a $7.6 billion pipeline, up $2 billion from year-end and spread fairly evenly across both asset classes and regions. An interesting point here is that while our pipeline is about even with where we were a year ago in dollar terms, back then, fixed income represented 87% of it compared to 37% today, and alts, multi-asset, and equities combined totaled just 12% versus today's 39%.

That mix shift bodes well for future revenues; the annualized fee base on our pipeline today is the highest it's been in the years we've been tracking this number, thanks to growth in areas like select equities and real estate private equity and lending. Just more proof that our efforts to build a broader, more balanced client-focused institutional platform are paying off. Of course, performance drives, new business wins; delivering for clients with our investment performance is where we are always focused, and in this area, where our fixed income team has particularly excelled, it continues to excel.

Now I am on slide 6. We continue to outperform benchmarks across all time periods in the vast majority of our services. At quarter-end, 82% of our fixed income assets were in strategies that outperformed for the three-year period and 81% had outperformed for the five-year period.

Unconstrained bond has been a very strong performer; this strategy just celebrated its third anniversary with a return that was nearly 5 percentage points above bench and earned a four-star rating from Morningstar and [Merchant] just awarded our strategy as highest grade in the category. US income, global high income and European high-yield all continue to significantly outperform.

We have exciting plans underway to broaden our fixed income platform, as well, following the financial crisis of reregulation, increased capital requirements of accelerated long-term trends of bank disintermediation. These secular changes are creating opportunities for asset managers to become the new capital providers in emergent asset classes like illiquid credit and those have historically been served by banks. We are very focused on exploiting this new opportunity.

Slide 7 highlights our strategy. We see the illiquid credit opportunities in four key areas -- residential mortgages, commercial mortgages, middle-market lending, and infrastructure lending. In the residential mortgage area, the government and banks are pulling back from housing finance just as recovery in the US housing market is getting into full swing.

We are participating today through our AB Securitized Assets Fund, a $700 million levered vehicle that invests primarily in non-agency residential, commercial, and agency mortgaged back securities as a way to leverage current income and capital gains across market cycles. It's managed by the same team that ran our very successful PPIP, TALF, and ABRA-S funds, so we have strong capabilities in this area.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

In the commercial mortgage area, it's estimated that more than $1 trillion in loans will mature in the next three years alone. Last year, we brought in a seasoned direct commercial real estate lending team and are now able to directly originate first mortgage loans. We have focused primarily on the most underserved segment of the market, loans secured by high-quality, transitional US properties. This team has raised more than $750 million for their first close and are now raising money for a second close.

Middle-market borrowers are another underserved market today and another opportunity for us to directly originate private credit investments through the capital structure on a relative value basis. Earlier this week, we announced that we hired an experienced middle-market lending team, formerly of Barclays, to lead this business for us.

Finally, we are currently building a global infrastructure debt investing team, starting with a senior hire in London in February to fill the infrastructure funding gap created by strained public resources and fewer private investors. We will begin with opportunities we see in the European developed markets.

As important to us as building our capabilities and attracting assets into each of these private credit investment categories, is mixing them across categories. We are increasingly being asked by our clients to find new and creative ways to allocate capital across the spectrum of illiquid credit, specialty lending, and traditional credit opportunities.

Let's move on to our equity investment performance, highlighted on slide 8. We have worked hard to restore our equity performance premiums, and while we are not yet back to where we want to be, we've made meaningful progress. We are seeing this in our stabilizing active equity flows. Today, about two-thirds of our equity assets are in strategies that have outperformed for the past year through March 31.

We've got good momentum in our international, US, European, and global strategic value strategies, which have one-year performance premiums ranging for more than 5% to more than 12 percentage points. US, global, and European strategic value are all top quartile performers for the period.

In growth, emerging markets growth has done very well, despite challenging equity markets for the first quarter. The service beat its benchmark by more than 5 percentage points for the one-year and retained its competitive position as a top quartile performer. For longer-term track record, SMID cap growth and select US equity stand out for their top decile performance over the five-year period, beating the benchmarks by more than 3 percentage points each.

Now, let's talk about our retail channel, and that's on slide 9. Our retail flow picture improved substantially in 2014. On a sequential basis, quarterly gross sales increased in all major asset classes and nearly every region. One question on everybody's mind is sales trends in the Asia ex-Japan region. Our two flagship funds in that region, Global High Yield and American Income, continue to be an outflow mode. So far this year, we've seeing seen continued sequential improvement in monthly redemptions and that trend has continued in April, but gross sales still haven't recovered.

Both of these strategies performed well in the first quarter and have topped decile since inception performance. In fact, AIP is top decile for the quarter, three-, five-, and 10-year periods, and ranks number one in its category since inception, but it's going to take time for investors to return to these services. We've addressed investors concerns over a rising rate environment by introducing duration hedged share classes for AIP; that's helped keep some investors in the fund.

Absent these two strategies, our retail net flows would have been positive because of the success we are having with new product launches in the region and strong growth in other parts of the world. This quarter, for example, we launched new fund-of-funds offerings in Taiwan that allocate to multi-asset income and fixed-income strategies. Together, they raised $400 million in AUM.

We also are encouraged by the momentum we are seeing in other parts of the world. US retail, in particular, had an outstanding quarter. Gross sales were our highest since the second quarter of 2008 and net inflows were our best since the fourth quarter of 2007. Through the combination of product innovation and improved performance, we've been able to gain traction with US platforms.

Select US equity long/short, our leading retail liquid alt offering, is a perfect example; timely, relevant, and a strong performer since inception, it's the number two selling US fund in its category, with a 12% market share and passed $1 billion assets in its first 14 months. Muni is another growth area for us. Today, AB is the number four ranked muni manager across channels in gross sales. Year-to-date, we have nearly doubled our market share from 4% to 7.9%.

Turning to private client on slide 10, with gross sales at a three-year high and our first net flow positive quarter since early 2008, we feel very good about our momentum in this business. The effort we are making to better customize what we do for clients is engaging them on a whole new level. We see that in both the attendance and mood of clients at this year's annual client conference series.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Even better, more than 60% of clients we've surveyed at these events have answered nine or 10 out of 10 on their willingness to refer others to Bernstein Global Wealth. This continues our trend of steadily rising client satisfaction scores. We also have greater ability to pursue sophisticated and self-directed individuals with our targeted solutions approach; you can see that from the timeline across the bottom of the slide. Between the advice we can offer and the tailored solutions we can design, we're differentiating our business in a space where activity is on the rise.

Two great examples are European Opportunities and Securitized Assets funds we've introduced over the past year. Private clients have embraced these offers, investing more than $600 million in them combined. We also have real estate private equity, frontier markets, and financial services ventures underway, so that -- and they have been quite well received, in addition. Even as we seek to broaden the base of clients we can serve, we never lose sight of our bread-and-butter, long-term wealth planning, dynamic asset allocation, and sophisticated tax planning, an area where our clients need us most these days, given all the recent changes in the tax law that people have to navigate.

I will wrap up with business highlights with Bernstein Research Services, which is on slide 11. It was another strong quarter for our sell side business. Revenues were up 12% year-on-year and 9% sequentially, our highest since our record third quarter of 2008. Once again, strong international growth drove the increase. Revenues were up double-digits in the first quarter of 2013 in both Europe and Asia and represented 40% of total sell side revenues.

We had a great quarter in Europe, where there was significant trading around a recovery in the region and some activity related to the instability in Russia and Ukraine, as well. We spent years investing to build 100% client-aligned trading platform run by seasoned traders that can execute quickly and efficiently. We've also always been agnostic about dark pools, which positions us well when it comes to high-frequency trading.

Here, the well-known concern is that brokers will leave trades exposed in their dark pools for too long. Our strategy is to send orders to different dark pools to sweep up liquidity. We're invested heavily on the technology side to create proprietary algorithms to filter out predatory traders and to improve our crossing rates, and on the talent side, to bring in 13 experienced traders in the past year alone and staff new international trading desks. We've always been recognized for our industry-leading research talent at Bernstein. Our growing global base of satisfied clients and market share gains shine a light in our best-in-class trading capabilities, as well.

I will wrap up my remarks the way I started, by pointing out how strong the underlying momentum is across all of our businesses today. Slide 12 illustrates this strength. We have maintained our long-term investment performance premiums at fixed income and continued our equities turnaround with very strong returns in areas like global and European strategic value and emerging markets growth.

Client engagement levels are at the highest they've been in years. That's reflected in our improved flow across channels, in the diverse growth and rising profitability of our institutional pipeline, in the progress we are making with US retail platforms, and in our ability to appeal to a broader base of private clients. The investments we've made to evolve our Business in a client-focused way are paying off.

Innovative newer offerings are contributing to sales increases on both the buy side and strong double-digit growth in our non-US operations in the quarter drove our second highest revenue quarter ever on the sell side. As important, we are making these investments for growth, even as we maintain strict expense discipline throughout the Firm. Our vision is clear; progress is unmistakable. Now, I'm going to turn it over to John for a discussion of the quarter's financials.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Thank you, Peter. My remarks today will focus primarily on our adjusted results. As always, you can find our standard GAAP reporting in this presentation's appendix, our press release, and 10-Q. Let's start with the highlights on slide 14. First-quarter adjusted revenues declined sequentially, given the seasonal impact of our fourth-quarter performance fees, but increased versus the first quarter of 2013.

Adjusted expenses increased both sequentially and versus the prior-year quarter. Our adjusted operating margin was 21.9% in the first quarter, compared to 29% in the fourth quarter and 21.9% in the first quarter 2013. Adjusted earnings per unit were $0.39 for the quarter, versus $0.60 in the fourth quarter and $0.38 in the prior-year quarter.

Now, I will review the quarterly GAAP-to-adjusted operating metrics reconciliation on slide 15. First-quarter adjusted operating income was $1 million higher than GAAP operating income due to three items that we do not consider part of our core ongoing operations. First, we adjusted for the $2 million non-cash real estate charge we took in the first quarter, which was included in GAAP expenses. This charge primarily represents a new real estate charge-off resulting from the WP Stewart acquisition.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Second, we excluded $1 million in acquisition-related expenses, mainly severance, temporary services, professional fees related to the WP Stewart and CPH acquisitions, which were included in GAAP expenses. Third, we excluded the $2 million of investment gains related to the 90% noncontrolling interest in the Venture Capital Fund from net revenues.

Now, we will turn to adjusted income statement on slide 16. First-quarter adjusted net revenues of $598 million were down 6% versus the fourth quarter, and up 4% versus first quarter of 2013. Adjusted operating expenses of $467 million increased 3% sequentially and 4% year-on-year. As a result, adjusted operating income of $131 million for the quarter was down 29% sequentially, but up 4% from the prior-year quarter. Adjusted earnings per unit were $0.39 and our cash distribution will also be $0.39.

Most of the first-quarter decline in adjusted operating income and EPU from the fourth quarter is due to the expected seasonal decline in performance fee revenues and higher compensation expense. In addition, the first quarter's adjusted EPU of $0.39 reflects a reduction of approximately $0.02 attributed to investment losses and higher tax expense recorded in the quarter. I will provide additional details on these items in the coming slides.

Slide 17 provides more detail on our adjusted revenues. Base fees were essentially flat for the fourth quarter as lower retail revenues were offset by higher institutional and Private Client revenues. The 3% increase versus the first quarter of 2013 is primarily due to an increase in private client AUM.

Performance fees of $3 million for the first quarter compare with $44 million in the fourth quarter and $4 million in the first quarter 2013. We recognize performance fees as revenues at the end of the calculation periods, which in most cases is the fourth quarter. Of the $44 million in the fourth-quarter performance fees, $7 million related to the Strategic Opportunities Fund that we liquidated during that quarter.

Bernstein Research Service revenues increased 9% sequentially, and 12% year-on-year, as a result of increased client activity in the US, Europe, and Asia. Investment gains and losses include seed investments, our 10% interest in the Venture Capital Fund and our broker-dealer investments.

Current-period investment losses include seed investment losses compared to seed investment gains in both the first and fourth quarters of 2013. At quarter end, we had $533 million in seed capital investments, the majority of which is hedged. Seed capital increased $91 million from the fourth quarter, primarily due to new investments funded during the quarter.

Now, let's review our adjusted operating expenses on slide 18. Beginning with compensation expense, we accrued total compensation, excluding other employment costs such as recruitment and training, as a percentage of adjusted revenues. We accrued compensation at a 50% ratio for the first quarter, up from our 45.3% ratio in the fourth quarter, and in line with our accrual through the first three quarters of 2013.

Total compensation and benefits increased 4% sequentially, due to the higher compensation ratio, and 3% versus the prior quarter of 2013, due to an increase in adjusted revenues; we finished the first quarter with 3,343 employees. Now, looking at our non-compensation expenses, first-quarter promotion and servicing expenses increased 4% sequentially, due to higher trade execution and marketing cost, partially offset by lower T&E expenses. Promotion and servicing expenses were up 9% from the prior-year quarter, due to higher marketing and T&E costs.

The increase in first-quarter marketing expense is a result of a shift in the timing of our expenditure for the year, as we launch new advertising campaigns for US institutions and Asia retail, and continued our efforts for our defined contribution and US retail businesses. First-quarter G&A expenses of $107 million were unchanged from the fourth quarter. Versus the prior year's first quarter G&A increased 2% primarily due to higher portfolio servicing fees.

Now, let's move on to slide 19, adjusted operating results. This slide summarizes the adjusted operating results that I've already discussed. Here, I will focus on our effective tax rate and the status of our global real estate consolidation plan. The first-quarter effective tax rate for AllianceBernstein LP was higher than expected at 8.7%.

Approximately 117 basis points related to discrete items that we do not expect to reoccur, including a catch up of city and state tax accruals and the reduction of our net deferred tax asset to reflect anticipated lower future New York City unincorporated business tax rates. Finally, in Phase II of our global real estate consolidation plan, we have recorded approximately $218 million of write-offs to date. The related ongoing annual occupancy savings have already been realized in our financial results.

As a reminder, until all of the vacated office space has been sublet, the total write-offs are subject to increase or decrease, depending on changes to market conditions. We still expect the range of Phase II write-offs to be $225 million to $250 million. These real estate write-offs are included in our GAAP results, but we excluded them from our adjusted financial results. With that, Peter, Jim, and I are pleased to answer your questions.

QUESTION AND ANSWER

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Operator

(Operator Instructions)

Michael Kim from Sandler O'Neill.

James Howley - Sandler O'Neill Asset Management - Analyst

This is actually James Howley filling in for Michael this morning. I'm hoping you can give us a little bit more color on select trends in the institutional channel, because related outflows actually picked up on a sequential basis if we exclude the MONY redemptions from the prior quarter so just curious as to underlying drivers there, whether it's performance or broader rebalancing trends?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Well, let me just comment. The quarter had a lower number of gross sales than we would normally have expected. We indicated that our quarter-end pipeline was higher than it had been the previous quarter by about $2 billion. We do see, in April, a resumption of a higher level of gross sales in the institutional space, so we think there was some timing at play in the quarter as to the level of sales activity in institutions.

In terms of what's happening for us in the mix of that product, or that channel, we've also said pretty clearly that there has been a shift in mix to a more balanced set of services at AB. We had almost 90% of the pipeline activity in fixed income in previous quarters and this quarter it was substantially reduced in the low 60%s and a much better balance into other services across the Firm. We actually expect that, that will continue.

We think that, that will, ultimately look close to the balance of the Firm's assets, fixed income and equities and alternatives, over time. We have substantial more activity in the institutional space, which we also indicated -- RFP activity and consultant-led activity. In the case of the consultant-led activity, actually a significant uptick in that communication, and RFP activity that comes along with the rise in the consultant interaction, so, for us, that looks like a positive trend.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

On the redemption side, as Peter mentioned in his remarks, we did have two large redemptions during the quarter that totaled just under $4 billion, which largely explains the outflow for the quarter.

James Howley - Sandler O'Neill Asset Management - Analyst

Right. Then I just wanted to follow-up on the retail fixed income outflows in Asia. I appreciate the color you gave in the prepared remarks, but any color on the mix between the Global High Yield and the American Income Fund? Then can you talk about if there's been any progress in terms of recapturing some of those redemptions into other strategies as investors have migrated to multi-asset and alternative and equity strategies?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

We did note that we had launched a multi-asset product in Taiwan. That, and the other service that was launched, raised about $400 million, was the number. That was actually quite a successful launch and we feel good about recapturing some of that lost flow. We also launched a new share class in American income product, to capture some of the more duration-sensitive money that had left the service. That seems to be working, as well.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

I would point out that, as I said in my prepared remarks, that AIP and GHY had a very strong performance quarter -- a top decile performance, if I'm not mistaken. I may not have that exactly right, but I think it was. Look, the track records, the long track records are absolutely outstanding. We had a challenging, relative to our really great track record, last year, we are returning that performance this year.

As I said, it takes time for investors to come back because some of the concern was not actually the performance, it was emerging market credit, which concerned investors in duration. As those concerns lessen and those areas look attractive and as performance returns to its top decile, top quartile performance, we'd expect to see investors come back to the service.

James Howley - Sandler O'Neill Asset Management - Analyst

Thanks. That's helpful.

Operator

Bill Katz from Citi.

Steve Fullerton - Citigroup - Analyst

This is Steve Fullerton filling in for Bill Katz. Just want to get further detail into the recent acquisitions with CPH and WP Stewart. Can you talk about what maybe your outlook is for those and how quick we might see some volume or some material effects from those acquisitions?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Well, the CPH acquisition, we still think is on track to close here in the second quarter. That depends on regulatory approval, so the specific timing is always tough to predict, that it does feel like it is very much on track. We remain quite optimistic about what the long-term prospects are in terms of our ability to raise assets in that strategy, given where it's positioned in the marketplace, as well as its historical strong track record.

In terms of WP Stewart, that closed at the end of December. The activity has so far been quite strong. They've done 70-plus client meetings in the first quarter. There are 12 RFPs that have been submitted or that are underway. So the level -- that is indicative, in terms of the level of client interest in concentrated US, concentrated EAFE, concentrated global strategies.

We also are putting in place, or have put in place, the appropriate retail vehicles, as well. So, in terms of how quickly that translates into flows, it -- that's always tough to predict. But in terms of early indications, we remain very positive on what both of those acquisitions promise to the Firm over the long-term.

Steve Fullerton - Citigroup - Analyst

Okay. Great. Then the BRS pick-up you guys saw with the increased client activity, seemingly, mostly international. Can you talk about how that's extended into the current quarter and how sustainable this level might be for the Business?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Trading volumes are always a difficult thing to predict and they can change quite quickly. You've seen that, if you look at trading volumes, be the it in the US or outside the US, they've remained reasonably robust, so that business continues to percolate along. From a strategic standpoint, though, as we tried to indicate, we think it is very well-positioned and is starting to harvest some of the long-term investment that we've made in that business, to expand it globally, as well as to invest in our trading capabilities and that's some of what you are seeing in the current quarter.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Guessing trading volumes is just impossible, but there is persistency to our market share gains and growth in Europe and Asia. Depending upon where the market -- the trading volumes go in the world, we should continue to see growth in that business based upon the growth in Europe and Asia.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

This is John. I would just add, as well, with regards to the US, the US was up both on a year-over-year basis, slightly, but it was up actually very robustly, sequentially to the fourth quarter.

Steve Fullerton - Citigroup - Analyst

Okay. Great. Thanks a lot.

Operator

Cynthia Mayer from Bank of America.

Cynthia Mayer - BofA Merrill Lynch - Analyst

A question on fee rates. It sounds like the mix of the RFPs bodes really well for your average fee rate, but this quarter, it also looked like the average fee rate was a little bit lower, so I'm wondering if you could maybe help us understand to what extent two fewer days impact your fee rate? Also, looking at page 31, you guys had a 4% sequential drop in retail fees, but a 5% sequential rise in private client fees. So wondering what's driving that because it didn't look like the AUM moved in either case that much? Thanks.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

I was going to say, the private client fee rate is in some respects related to the mix of services that clients are exposed to in that channel. There are -- that has shifted somewhat towards alternatives and equities, which carry a higher fee rate. In retail, that is also a function, obviously, of the mix of what we have and the outflows that we've seen, in particular, in GHY and AIP have had an impact there.

John Weisenseel - AllianceBernstein Holding L.P. - CFO

This is John, Cynthia. I would just add that you are correct that compared to the fourth quarter, the fee rate on the overall portfolio dipped slightly. It was 0.2 basis points, so we are still above 40, at about 40.2, but again, the current pipeline, the fee rate associated with that, as we have moved from fixed income into more higher priced fee-based products like multi-asset and alternatives. That's in the pipeline now and as that funds going forward, hopefully we start to see that filter through into a higher fee rate on the total portfolio, but it will take some time.

Cynthia Mayer - BofA Merrill Lynch - Analyst

So when you put in all the puts and takes, the retail pressure, but the private client improvement and the RFPs, do you expect for now a stable fee rate?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

That's tough to call, Cynthia. I would expect stability and over time, if our strategy works, slightly rising rate. But hard to tell.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. Right. Hard to tell and I'm sure the market impacts, too. Then just a question on -- I know you're adjusted doesn't look at distribution, it nets it out, but I also had a question, because it looked like gross retail sales were up, but the distribution revenues and expenses were down and so was the net distribution, slightly. Wondering what the dynamics of that are?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

You are asking whether or not the--?

Cynthia Mayer - BofA Merrill Lynch - Analyst

I could take that offline, if you want?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

If the question is what's the change in the net between gross revenues that are distribution revenues and expenses that are distribution expenses, what's going on in there, which we net off? That's your question?

Cynthia Mayer - BofA Merrill Lynch - Analyst

Well, why would sales be up, but distribution down?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

That could be the channel in which we are selling it. Not all retail channels have the same distribution expense associated with it or distribution revenues.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

It's best to take it offline, since--

John Weisenseel - AllianceBernstein Holding L.P. - CFO

Yes, we will follow-up after the call.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Okay. All right. Can ask one big picture question then?

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Sure.

Cynthia Mayer - BofA Merrill Lynch - Analyst

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Thanks. Just in terms of the build-out of your illiquid credit, you are adding some really interesting stuff, but can you give a sense of whether you think you will keep adding or are there other of the things you want to add to that? Also, what impact might we see on the income statement from that? Is there -- will that cause expenses to pick up in anyway? How does the profitability of those products compare to what you have? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Number one, are we going to add more things over time? As the bank disintermediation becomes clearer and there are other places in the credit spectrum to originate assets and where we think the origination franchise that we can build is sustainable, we would add additional services. It's not clear right now what that might be and the areas that we have -- commercial mortgages, residential mortgages, middle-market lending, up and down the capital structure, and the infrastructure space is a lot to get done. There's a lot of assets we can add there so we're pretty focused on that.

The middle-market lending, you can be in buyout, you can be in just straight lending, you can be in a subordinated level of lending, you can be in the senior level lending, there's lots of places to go in that space. That, connected with our historical credit-sensitive or credit-intensive investing where we have been in high-yield in emerging markets, in the US markets, and have a capacity to actually build out that credit space more broadly, we've got a lot of flexibility in the credit-sensitive part of fixed income all over the world and in all asset classes.

So we could add more, but we've got a lot to build. In terms of the P&L impact, when you add people and you are not adding revenues, that does have a negative effect on P&L. I don't expect it to be material, but I can't tell you that we are adding more revenues than expenses when we hire people.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

Cynthia, one of the questions that maybe you or somebody else asked us in the last quarter, was why are we going to be at 50% comp to revenue this year. We do think this is a unique opportunity to add this type of talent to our platform, but there is a cost this year to that, as we indicated last quarter.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

This is consistent with what we've been doing for five years. We have been adding capability and people for five years and it's investing in the Business and that has cost money and that does keep the comp to revenue ratio a little higher than it would otherwise be, but we think it's paying off.

Cynthia Mayer - BofA Merrill Lynch - Analyst

Great. Thanks a lot.

Operator

Craig Siegenthaler from Credit Suisse.

Craig Siegenthaler - Credit Suisse - Analyst

I'm just looking here on slide 5 and I'm just wondering what specific equity products drove the significant rate of change increased in RFP activity?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Well, starting from the top, our core services, consultant activity is actually increasing in the core space -- growth and value. If you go from zero to something, that has a big change. So number one is there's actual consultant activity in those spaces. There is consultant activity in concentrated products, or high active share products, which we have basically all over the Firm in the equity space. There's also consultant activity focused on thematic investing, so those are the areas that we see and those are the areas that consultants are running searches in.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Craig Siegenthaler - Credit Suisse - Analyst

Got it. Then on the expense management front, can you talk about your budget plans for the two key non-comp expense items in 2014. Specifically, I'm looking here at promotion, servicing, and also G&A. How should you think about those two items progressing here in 2014?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

It's John, Craig. In terms of -- let's talk about P&S first. We came in at $48 million for the quarter. You can just expect us to bounce around this level, plus or minus. The drivers here are marketing, T&E, trade execution. To the extent if we have a quarter were BRS, the sell side, has strong revenues, we could potentially have higher trade execution expenses. To the extent they have lower revenues, it could be lower.

Where we are right now, I'd expect to bounce plus or minus around this area. The same thing on the G&A side where the $107 million this quarter, $108 million, somewhere around there, big drivers there are professional fees, also contains things like foreign currency, revaluation, trading errors. So, again, that's a good level. We could bounce around, plus or minus, depending on what happens with some of these other factors.

Craig Siegenthaler - Credit Suisse - Analyst

All right. Great. Thanks, guys.

Operator

Andrew Donnantuono from KBW.

Andrew Donnantuono - Keefe, Bruyette & Woods - Analyst

This is Andrew sitting in for Rob. Just getting back to flows by asset categories. We noticed that the other category was roughly flat for the quarter, when it had been running at solid inflow, at least in 2013. Could you just comment on what was going on within that category? I'm not sure, maybe I missed this, if it was partially related to one of the two large institutional redemptions in the quarter? Anything you might have on that category would be great?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

You hit the nail on the head, there, Andrew. There was some large outflows in institutional that affected the other category. That is the primary effect which Jim mentioned a couple of times in his comments.

Andrew Donnantuono - Keefe, Bruyette & Woods - Analyst

Okay. All right. Thank you. Just as -- a second question would be, you mentioned private-equity-like funds, private-real-estate-like funds being raised. Just from a technical standpoint, we were wondering how exactly do those assets flow into AUM? Meaning, once the funds are raised and the capital is committed, does that flow immediately into your AUM or is it more when the dollars are invested themselves that you see the assets there hit your AUM number?

John Weisenseel - AllianceBernstein Holding L.P. - CFO

This is John. It would be when the assets fund. That's when we would pick them up in our AUM numbers.

Jim Gingrich - AllianceBernstein Holding L.P. - COO

So as they are invested, not as committed.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Andrew Donnantuono - Keefe, Bruyette & Woods - Analyst

Okay. All right. Thanks for taking our questions. Appreciate it.

Operator

(Operator Instructions)

Marc Irizarry from Goldman Sachs.

Marc Irizarry - Goldman Sachs - Analyst

Peter, can you give us a sense of the size of your defined benefit client business across assets? Then, are you seeing some pressure, or maybe, I don't know, benefits from the pensions moving into LDI? Maybe your equity - your offerings on the equity side? Maybe you are taking some share there? But is LDI actually helping or hurting the financials?

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

I don't have the number on the top of my head as to the total AUM we have with defined benefit plans. It is sizable, I just don't know the number. The trend in the defined benefit business is a little bit by geography. Europe, it is most challenged in terms of its growth, driven largely by the UK deactivation of defined benefit plans, which has been going on for some time. In the United States, it's similar trend, offset by public plans, which are still growing, but the corporate side of DB is definitely a slower growth to, in some cases, shrinking, activity; not surprising, those trends have been going on for some time.

As those funds have gotten closer to fully funded -- in the public side, that's less the case, in the corporate side, that's more the case, and in Europe, it's closer to the case for most of the funds -- the fund sponsors have been moving to indemnify, effectively, the funds by buying long-term fixed income instruments. A couple of things are happening there that are actually interesting long-term trends.

One is, in the current time period, that has increased the demand for long duration credit assets. So those assets have actually gotten more expensive. If you talk to UK plan sponsors, they are actually -- I will use the word desperate -- that's a little bit emotional, but certainly aggressive in trying to find assets that would fit that long duration characteristic. That demand has driven down spreads for those kinds of assets; it's part of the reason why the infrastructure business is interesting to us in Europe.

In the United States, that demand is not quite as high and the supply of assets is larger, and so that's a more achievable objective. However, there are assumptions in LDI investing that are potentially challenging, because remember, what you are doing is you are making an assumption that the right side of your balance sheet, the liability side of your balance sheet, is static. The fact of the matter is, is that although the plans are closed and the lives have become inactive, there are still assumptions that you are making about mortality and cost of living increases that are just that, assumptions, and you could be wrong.

If you are wrong, that's going to change the valuation of the liability and that's going to change the funding status. As you reduce the amount of assets available to grow, because that's what LDI does, that puts pressure on that ability to actually recover from those assumptions. So while that trend in LDI investing is continuing in the space, we are building up a potential risk inside of these closed plans, that will force them to look for more growth assets -- perhaps, assets or managers that actually take more risk in the growth side, rather than the more traditional large-cap, highly diversified portfolios and equities, or indexed portfolios and equities that they are currently invested in.

Actually, Marc, the longer-term trend in the defined benefit space is, one, a continuation of going to inactive. Two, a growing sensitivity around the assumption in the liability side. That puts pressure on the small number of growth assets that are left to actually seek out higher alpha and higher return assets because they need to offset that risk that's growing in the liability side of the balance sheet.

Marc Irizarry - Goldman Sachs - Analyst

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

Okay. Great. Helpful. Then just real quick on the credit strategy. I'm curious how you are thinking about the offerings, the vehicles across those pillars, liquid versus illiquid vehicles. The buy versus build decision in those verticals, as well as, maybe, the potential regulatory landscape that could unfold around systemic importance or the like? Thanks.

Peter Kraus - AllianceBernstein Holding L.P. - Chairman and CEO

Buy versus build, we have done both. We have brought teams in, in the commercial mortgage space and in middle market space, and we have built on the residential space. In infrastructure, we bought a team in there, as well. We haven't bought an existing team and business. They're not necessarily so easy to find, number one because some of them -- because they actually may not exist.

Number two is, we are actually quite focused on the integration of these credit activities with our existing business. Because as I said in my comments, clients are increasingly asking us to allocate capital between illiquid activities and liquid activities. So that asset allocation activity is quite valuable to large plans who are not able to allocate that capital as quickly as they may want to given their view of the changes in markets.

So if you build a Business, which we are doing, that is integrated, you actually can offer that service, that capital allocation service, and you can offer it with a track record and a pretty effective way of delivering it. We like the fact that we're bringing in talent that has historical experience and track records because that makes it easier for us to more readily monetize that talent, but we also like the fact that it's an integrated Business where we are giving clients the ability to allocate that capital across these different spaces.

Lastly, building a franchise is what is long-lasting -- the origination franchise is what's long-lasting in these activities. As we build from the bottom-up, we can adapt to existing market or changing market conditions to build those franchises and there are significant changes going on in the marketplace. Banks are actually struggling with the regulatory environment and how to actually navigate that environment, given their historical businesses and that's changing the way these origination systems and franchises can actually be built, both in the region that they are built, in the assets that they attract, and in the people. So actually having the ability to build these things at this particular time creates some flexibility that we think will pay well long-term.

Marc Irizarry - Goldman Sachs - Analyst

Thank you.

Operator

We have no further questions in queue. I will turn the call back to Ms. Prochniak.

Andrea Prochniak - AllianceBernstein Holding LP - Director of IR

Thank you, everybody, for participating in our conference call. Feel free to contact Investor Relations at any point during the day if you have any further questions. Thanks and have a great day.

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APRIL 30, 2014 / 12:00PM GMT, AB - Q1 2014 AllianceBernstein Holding L.P. Earnings Conference Call

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